Exhibit 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 22, 2019—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the fourth quarter and full year 2018.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the full year of 2018 were $84.2 million, or $2.43 per share, compared to $97.6 million, or $2.82 per share, for the same period in the prior year. Earnings for 2017 included a 62 cent per share one-time, non-cash tax benefit from nonregulated operations as a result of the Tax Cuts and Jobs Act (Tax Act). Earnings for 2018 were positively impacted by customer growth and favorable weather during the year. There were approximately 2,000 more electric and approximately 3,000 more gas customers in 2018, primarily driven by residential customer growth.

MGE Energy's GAAP earnings for the fourth quarter of 2018 were $16.4 million, or 47 cents per share, compared to $36.1 million, or $1.04 per share, in the fourth quarter of 2017. Earnings for the fourth quarter of 2017 included a 62 cent per share one-time, non-cash tax benefit from nonregulated operations as a result of the Tax Act. Excluding the one-time tax benefit, quarter-over-quarter earnings were higher primarily due to increased revenue from customer growth.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended December 31,	2018	2017
Operating revenue	$140,079	$140,274
Operating income	$23,990	$25,197
Net income	$16,361	$36,134
Earnings per share (basic and diluted)	$0.47	$1.04
Weighted average shares outstanding (basic and diluted)	34,668	34,668

For the Years Ended December 31,	2018	2017
Operating revenue	$559,768	$563,099
Operating income	$114,207	$124,625
Net income	$84,219	$97,606
Earnings per share (basic and diluted)	$2.43	$2.82
Weighted average shares outstanding (basic and diluted)	34,668	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 153,000 customers in Dane County, Wis., and purchases and distributes natural gas to 161,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com